Exhibit 99.1

May 2026 Loan Purchase

On May 13, 2026, we completed the purchase, through a wholly-owned subsidiary, of a portfolio of multifamily transition loans (“MTLs”) consisting of construction loans, bridge loans and renovation loans originated by Genesis (the “May 2026 Loan Portfolio”) using borrowings under our CRE Repurchase Facility (as defined below) with a weighted average advance rate of approximately 75%, and other available cash on hand. At the time of its acquisition, the May 2026 Loan Portfolio had $102.1 million of unpaid principal balance (“UPB”), with an additional $125.5 million UPB of future funding on the loans. The May 2026 Loan Portfolio had a gross weighted average coupon of 9.1%, an average loan duration of one to three years, a weighted average price at initial funding of 100.85% as a percentage of UPB, a cost of funds of 5.65% and an illustrative net levered yield of 14.0% at initial funding (calculated as interest income net of servicing fee, interest expense and premium amortization divided by equity).

The purchase was made pursuant to a Flow Mortgage Loan Purchase and Sale Agreement (the “Flow MLPA”), by and between RPT Seller LLC, a wholly-owned subsidiary of the Company, and Rithm Loan Aggregation Trust (the “Seller”), an affiliate of our Manager. The Flow MLPA provides that we or our subsidiaries may, from time to time, purchase, on a servicing-released basis, one or more portfolios of MTLs originated by Genesis that meet certain eligibility criteria. The Flow MLPA contains customary terms governing periodic residential transition loan (“RTL”) sales, including representations and warranties relating to the origination, underwriting, documentation and legal compliance of the RTLs, as well as the Seller’s repurchase for loans that fail to conform to the requirements of the Flow MLPA. Our obligation to purchase any mortgage loan is subject to standard conditions precedent, including, among other matters, the delivery of specified loan documentation. As a part of this purchase, we engaged Genesis to service the May 2026 Loan Portfolio, and Genesis or its affiliates are expected to continue to provide loan servicing with respect to any other loans originated by Genesis or its affiliates and acquired by us in the future, including the Genesis Loan Purchase, pursuant to one or more loan servicing agreements.

Additionally, the Company has a master repurchase facility (the “CRE Repurchase Facility”) in which the Company acquires commercial loans which are then sold by the Company as “seller” to a counterparty, the “buyer.” Upon the time of the initial sale to the buyer, the Company, with a simultaneous agreement, also agreed to repurchase the commercial loans from the buyer. Interest is calculated based on a spread to one-month Secured Overnight Financing Rate (“SOFR”), which is fixed for the term of the borrowing. The advance rate is between 65% and 85% of the asset’s acquisition price. In April 2026, the Company entered into an amendment to the CRE Repurchase Facility to include multifamily and other residential transition loans originated by Genesis and purchased by the Company to be financed under the CRE Repurchase Facility.

We expect to continue to use the CRE Repurchase Facility (including with underwriters or affiliates of underwriters in this offering) to finance future purchases of RTLs from Genesis (including the Genesis Loan Purchase) and other investments, at an estimate weighted average advance rate of approximately 75%, generating an illustrative net levered yield of approximately 13.4% (calculated as interest income net of servicing fee, interest expense and premium amortization divided by equity).

Anticipated Genesis Loan Purchase

We anticipate using the net proceeds from this offering and the concurrent private placement as well as borrowings under our CRE Repurchase Facility and other available cash on hand to acquire from Genesis, and/or certain affiliates thereof, a portfolio of MTLs with approximately $951.1 million of UPB (the “Genesis Loan Portfolio”) (such purchase, the “Genesis Loan Purchase”). The Genesis Loan Purchase is anticipated to be made pursuant to the Flow MLPA.

The Genesis Loan Portfolio had the following approximate aggregate characteristics as of July 6, 2026:

(dollars in thousands)	Construction Loans	Bridge Loans	Renovation Loans	Total
Number of Loans	38	39	9	86
Aggregate UPB	$490,557	$339,985	$120,524	$951,066
Leverage	$367,918	$254,989	$90,393	$713,299
Average UPB	$12,909	$8,718	$13,392	$11,509
Weighted Average Interest Rate	9.41%	7.99%	8.78%	8.83%
Adjustable Rate Mortgage Margin	5.39%	4.23%	4.88%	5.23%
Adjustable Rate Mortgage Floor	9.22%	7.61%	8.68%	9.03%
Loan-to-Value	—	66.67%	—	66.67%
Loan-to-Cost	74.67%	—	72.53%	74.25%
Loan-to-After-Repair-Value	61.17%	—	65.25%	61.46%
Average Remaining Term (months)	16.1	21.2	16.6	18.0

The characteristics summarized above are subject to change due to prepayments of loans or other factors outside our control.

The Genesis Loan Purchase is expected to close in July 2026, promptly following the consummation of this offering and the Concurrent Private Placement.